Exhibit (n)(2)

Amended Schedule A

(effective as of May 1, 2021)

to the

MML Series Investment Fund II

Rule 18f-3 Plan

Adopted June 17, 2020

	Initial		Service	Service
Fund	Class	Class II	Class	Class I
MML Blend Fund	✓		✓
MML Dynamic Bond Fund		✓		✓
MML Equity Fund	✓		✓
MML Equity Momentum Fund		✓		✓
MML Equity Rotation Fund		✓		✓
MML High Yield Fund		✓		✓
MML Inflation-Protected and Income Fund	✓		✓
MML iShares® 60/40 Allocation Fund		✓		✓
MML iShares® 80/20 Allocation Fund		✓		✓
MML Managed Bond Fund	✓		✓
MML Short-Duration Bond Fund		✓		✓
MML Small Cap Equity Fund	✓		✓
MML Special Situations Fund		✓		✓
MML Strategic Emerging Markets Fund		✓		✓
MML U.S. Government Money Market Fund	✓		✓